     As filed with the Securities and Exchange Commission on March 22, 2006
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            FIRST SOUTH BANCORP, INC.
             (exact name of registrant as specified in its charter)

          VIRGINIA                                       56-1999749
       -------------                                     ----------
 (State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)

                              1311 CAROLINA AVENUE
                        WASHINGTON, NORTH CAROLINA 27889
                                 (252) 946-4178
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                FIRST SOUTH BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full Title of the Plan)

                                                   COPIES TO:
THOMAS A. VANN                                     JOEL E. RAPPOPORT
PRESIDENT AND CHIEF EXECUTIVE OFFICER              SUZANNE A. WALKER
FIRST SOUTH BANCORP, INC.                          MULDOON MURPHY & AGUGGIA LLP
1311 CAROLINA AVENUE                               5101 WISCONSIN AVENUE, N.W.
WASHINGTON, NORTH CAROLINA  27889                  WASHINGTON, D.C.  20016
(252) 946-4178                                     (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

======================================================================================================================
                                       Amount          Proposed Maximum       Proposed Maximum         Amount of
   Title of Securities to be           to be          Offering Price Per     Aggregate Offering      Registration
           Registered                Registered            Share(1)               Price(2)                Fee
----------------------------------------------------------------------------------------------------------------------
          Common Stock
         $.01 par Value               198,744               $35.72               $7,099,158              $760
----------------------------------------------------------------------------------------------------------------------
         Participation
           Interests                    (3)                                                               (4)
======================================================================================================================

(1) The average of the high and low price of the common stock of First South Bancorp, Inc. (the "Common Stock") on the Nasdaq National Market on March 20, 2006, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(2)      Estimated solely for the purpose of calculating the registration fee.
(3) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4) The securities of First South Bancorp, Inc. (the "Company" or the "Registrant") to be purchased by First South Bank Employees' Savings & Profit Sharing Plan and Trust are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h)(2), no separate fee is required for the participation interests. In accordance with Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462

FIRST SOUTH BANCORP, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the First South Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan") specified by
Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by First South Bancorp, Inc. (the "Registrant" or the "Holding Company") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which includes the consolidated statements of operations, changes in stockholder equity and cash flows for the three-year period ending December 31, 2005, filed with the SEC on March 15, 2006 (File No. 000-22219).

         (b) The Registrant's Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 filed on May 9, 2005, August 4, 2005 and November 7, 2005, respectively (File No. 000-22219).

         (c) The description of the Registrant's common stock contained in Registrant's Form 8-A12G (File No. 000-22219), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on March 11, 1997.

         (d) All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR

         GENERAL. Directors and officers of the Registrant may be entitled to indemnification provisions contained in the Virginia Stock Corporation Act (the "VSCA") and the Registrant's Articles of Incorporation. The general effect of these provisions is summarized below.

         VIRGINIA STOCK CORPORATION ACT. In accordance with Sections 13.1-696 through 13.1-704 of the VSCA, a director or officer of the Registrant generally shall be indemnified in the defense of a proceeding if they are successful. A corporation may indemnify a director, officer, employee or agent under the circumstances in the preceding sentence and in other circumstances if (i) he conducted himself in good faith; and (ii) he believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the individual. The above standard of conduct is determined by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or majority vote of a duly designated committee of the board of directors, special legal counsel, or the shareholders as prescribed in Section 13.1-701.

         Sections 13.1-698 and 13.1-702 of the VSCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 13.1-700.1.

         In addition, Section 13.1-704 of the VSCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals, except an indemnity against willful misconduct or a knowing violation of criminal law.

         ARTICLES OF INCORPORATION. Article XVI of the Registrant's Articles of Incorporation sets forth the circumstances under which directors, officers, employees and agents may be indemnified or insured against liability which they may incur in their capacities as such.

                                   ARTICLE XVI
                                 INDEMNIFICATION

         A. The Registrant shall indemnify, to the fullest extent permissible under the Virginia Stock Corporation Act, any individual who is or was a director, officer, employee or agent of the Registrant, and any individual who serves or served at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

         B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVI who is a party to a proceeding will be paid or reimbursed by the Registrant in advance of the final disposition of the proceeding upon receipt by the Registrant of: (i) a written statement by such person of his good faith belief that the standard of conduct necessary for indemnification by the Registrant as authorized in this Article XVI has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

            (2) The undertaking required by subparagraph (ii) of paragraph (1) of this paragraph B shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

          C. NONEXCLUSIVE. The indemnification and advance payment of expenses provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         D. CONTINUATION. The indemnification and advancement of expenses provided by this Article XVI shall be deemed to be a contract between the Registrant and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his or her heirs, executors and administrators.

         E. INSURANCE. The Registrant shall purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer of the Registrant against any liability incurred by him or her in any such position, or arising out of his status as such, whether or not the Registrant would have power to indemnify him or her against such liability under paragraphs A and B.

         F. INTENTION AND SAVINGS CLAUSE. It is the intention of this Article XVI to provide for indemnification to the fullest extent permitted by the Virginia Stock Corporation Act, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Registrant shall nevertheless indemnify each director, officer, employee, and agent of the Registrant as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Registrant, to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the Virginia Stock Corporation Act is amended, or other Virginia law is enacted, to permit further or additional indemnification of the persons defined in this Article XVI.A, then the indemnification of such persons shall be to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended, or such other Virginia law.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FIRST SOUTH BANK

         GENERAL. Directors and officers of First South Bank, the Registrant's main operating subsidiary (the "Bank"), may be entitled to indemnification provisions contained in the North Carolina Business Corporation Act (the "NCBCA") and the Bank's Articles of Incorporation. The general effect of these provisions is summarized below:

         ARTICLES OF INCORPORATION. The Articles of Incorporation of the Bank provides that, the Bank shall indemnify, to the fullest extent permissible under North Carolina Law, as from time to time amended, any individual who is or was a director, officer, employee or agent of the Bank, and any individual who serves or served at the Bank's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

         In addition, Article VIII provides that to the fullest extent permitted by the NCBCA, no person who serves as a director shall be personally liable to the Bank or any of its stockholders or otherwise for monetary damages for breach of any duty as director, provided, however, that this limitation of liability shall not be effective with respect to: (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Bank; (ii) any transaction from which the director derived an improper personal benefit; (iii) such acts or omissions under which the elimination of personal liability of directors for monetary damages would be in violation of the provisions of Chapter 53 of the General Statutes of North Carolina (or any amendment thereto); (iv) acts or omissions occurring prior to the date these Articles are filed with the North Carolina Secretary of State, or
(v) the extent otherwise required or liable by North Carolina law.

         NORTH CAROLINA BUSINESS CORPORATION ACT. Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith,
(ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and
(y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

         Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

         In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

         The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         None.

ITEM 8.  EXHIBITS

         The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         List of Exhibits (filed herewith unless otherwise noted):

         10       First South Bank Employees' Savings & Profit Sharing Plan and
                  Trust Basic Plan Document and Adoption Agreement
         23.1     Consent of PricewaterhouseCoopers LLP
         23.2     Consent of Dixon Hughes PLLC
         24       Power of Attorney (contained on the signature pages).

ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c)-(g)  Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

                                   SIGNATURES

         THE REGISTRANT.

         Pursuant to the requirements of the Securities Act of 1933, First South Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina on March 22, 2006.

                                      FIRST SOUTH BANCORP, INC.


                                      By: /s/ Thomas A. Vann
                                          -------------------------------------
                                          Thomas A. Vann
                                          President and Chief Executive Officer
                                          (duly authorized representative)

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William L. Wall, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                                           Title                               Date
       ----                                           -----                               ----

/s/ Thomas A. Vann                          President and Chief Executive Officer      March 22, 2006
---------------------------                 (principal executive officer)
Thomas A. Vann


/s/ William L. Wall                         Executive President, Chief Financial       March 22, 2006
---------------------------                 Officer and Secretary
William L. Wall                             (principal accounting and financial officer)


/s/ Frederick N. Holscher                   Director                                   March 22, 2006
---------------------------
Frederick N. Holscher


/s/ Frederick H. Howdy                      Director                                   March 22, 2006
---------------------------
Frederick H. Howdy


                                       9



/s/ Linley H. Gibbs, Jr.                    Director                                   March 22, 2006
---------------------------
Linley H. Gibbs, Jr.


/s/ Charles E. Parker, Jr.                  Director                                   March 22, 2006
---------------------------
Charles E. Parker, Jr.


/s/ Marshall T. Singleton                   Director                                   March 22, 2006
---------------------------
Marshall T. Singleton


/s/ H.D. Reaves, Jr.                        Director                                   March 22, 2006
---------------------------
H. D. Reaves, Jr.


/s/ Edmund T. Buckman, Jr.                  Director                                   March 22, 2006
--------------------------
Edmund T. Buckman, Jr.

THE PLAN.

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the First South Bank Employees' Savings & Profit Sharing Plan and Trust have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Washington, North Carolina on March 22, 2006.


                                         FIRST SOUTH BANK EMPLOYEES' SAVINGS &
                                         PROFIT SHARING PLAN AND TRUST



                                         By: /s/ William L. Wall
                                             --------------------------------
                                             Plan Administrator



                                                 EXHIBIT INDEX


                                                                                                                  Sequentially
                                                                                                                    Numbered
   Exhibit No.                       Description                               Method of Filing                  Page Location
------------------      --------------------------------------     -----------------------------------------    -----------------

     10                 First South Bank Employees' Savings        Filed herewith.
                        & Profit Sharing Plan and Trust
                        Basic Plan Document and Adoption
                        Agreement

     23.1               PricewaterhouseCoopers LLP                 Filed herewith.

     23.2               Consent of Dixon Hughes PLLC               Filed herewith.

     24                 Power of Attorney                          Located on the signature page.